Exhibit 99.1

Agassi Sports Entertainment Corp.

1120 N. Town Center Dr #160

Las Vegas, Nevada 89144

August 7, 2026

To the Stockholders of Record of Agassi Sports Entertainment Corp.

Re:	Ratification Pursuant to Nevada Revised Statutes (NRS) Section 78.0296

This notice is being given pursuant to NRS 78.0296, which (i) allows a Nevada corporation to ratify and validate any corporate act not in compliance, or purportedly not in compliance, with Title 7 of the Nevada Revised Statutes or the corporation’s articles of incorporation or bylaws, and (ii) requires notice of any such ratification or validation to be given no later than 10 days after the approval of such ratification or validation to each stockholder of record at the time of such ratification or validation, whether or not action by the stockholders is required for such ratification or validation.

Agassi Sports Entertainment Corp. (the “Company”) issued (i) 637,044 shares of common stock to ASI Group LLC, 360,784 shares of common stock to Boreta Enterprises, Ltd., 391,735 shares of common stock to John Boreta, and 402,229 shares of common stock to Ronald S. Boreta on May 10, 2002; (ii) 34,000 shares of common stock to Robert Rosburg, 34,000 shares of common stock to William Kilmer, and 34,000 shares of common stock to Cara Corrigan (née Burnette) on October 12, 2006; (iii) 952,123 shares of common stock to Investments AKA LLC on September 29, 2010; (iv) 500,000 shares of common stock to Ronald S. Boreta and 500,000 shares of common stock to John Boreta on October 18, 2016; (v) 34,000 shares of common stock to Steven Miller, a former director on May 24, 2013; and (vi) an aggregate of 68,000 shares of common stock to certain employees of the Company in 2008 and 2017 (collectively, the “Subject Issuances”). In addition, on July 31, 2025, the Company entered into a services agreement with Moneta Advisory Partners, LLC (the “Services Agreement”), pursuant to which the Company granted a warrant to purchase up to 50,000 shares of common stock at an exercise price of $6.30 per share (the “Warrant”), in consideration of services rendered and to be rendered under the Services Agreement. Further, on June 5, 2012, the Board of Directors (the “Board”) appointed John Boreta as a member of the Board (who since resigned on October 31, 2024), on April 17, 2023, the Board of Directors appointed Steven Miller as a member of the Board (who has since passed away on June 15, 2025), and on October 1, 2009, the Board appointed Cara Corrigan (née Burnette) to the Board (who since resigned in February 2023), each to fill a vacancy or vacancies on the Board pursuant to NRS 78.335 (the “Director Actions”), which were, at the time taken, within the Board’s own authority under NRS 78.335 and did not require the approval of the Company’s stockholders. The Subject Issuances, the grant of the Warrant, and the Director Actions may not have been properly authorized or documented due to the Company’s current inability to locate formal written consents or minutes reflecting such actions (collectively, the “Defective Corporate Acts”).

Consequently, on August 7, 2026, solely out of an abundance of caution, and without admitting that any such actions or approvals were defective, void, or voidable, the Board of the Company adopted resolutions ratifying the Defective Corporate Acts pursuant to NRS 78.0296.

Pursuant to NRS 78.0296, upon ratification by the Board and the provision of this notice to stockholders, the Defective Corporate Acts are validated and deemed effective as of the date(s) originally taken. Each share of common stock issued pursuant to the Subject Issuances is deemed issued as of its respective original date of issuance, and the Warrant is deemed validly granted as of the date of the Services Agreement. The service of each director named above as a Director Action is deemed valid and effective as of the original date of his or her appointment, in each case as if such action had been duly and properly authorized and documented at the time originally taken. Any claim that the Subject Issuances, the Warrant grant, or the Director Actions are void or voidable due to a failure of authorization is extinguished. The shares issued pursuant to the Subject Issuances are deemed validly issued, fully paid, and non-assessable. The Company has separately reserved shares of common stock for issuance upon exercise of the Warrant, and such shares will be validly issued, fully paid, and non-assessable upon due exercise of the Warrant and receipt by the Company of the applicable exercise price.

This notice is being provided to stockholders by mail and has been filed as Exhibit 99.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 7, 2026. Stockholders may obtain additional information regarding the Defective Corporate Acts and their ratification by contacting the Company’s Chief Executive Officer at 1120 N. Town Center Dr #160, Las Vegas, Nevada 89144.

Sincerely,

/s/ Ronald S. Boreta
Ronald S. Boreta, Chief Executive Officer